Exhibit 99.1

Altair Nanotechnologies Reports Receiving a Nasdaq Non-Compliance Letter

Reno, NV (Marketwire – August 19, 2014) – Altair Nanotechnologies, Inc. (“Altair”) (NASDAQ: ALTI), reports the Company received a non-compliance letter from the Nasdaq Stock Market (“Nasdaq”).

On August 18, 2014, Altair received a letter from Nasdaq indicating that Altair was not in compliance with continuous listing rule 5250(c)(1) due to its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. Nasdaq staff had previously granted Altair until July 31, 2014 to file its Annual Report on Form 10-K for the year ended December 31, 2013 and until September 30, 2014 to file its Quarterly Report on From 10-Q for the period ended March 31, 2014. Altair failed to file the Form 10-K within the extension period, and Nasdaq staff is evaluating an explanation and new timeline submitted by Altair.

As required by the letter from Nasdaq, Altair is issuing this press release in receipt of the letter.

About Altair Nanotechnologies Inc.

Altair is a leading provider of high-power, energy storage systems for the electric grid, industrial equipment and transportation markets. The company's lithium titanate technology is built on a proprietary nano-scale processing technology that creates high-power, rapid-charging battery systems with industry-leading performance and cycle life. Altair is headquartered in Anderson, Indiana and maintains operations in Reno, Nevada; Zhuhai, China; and Wu'an, China. For additional information, please visit: www.altairnano.com.

Forward-Looking Statements

This report may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altair's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this report. These risks include the risk that Nasdaq will not accept Altair’s new proposed timeline and will issue a notice of delisting in the immediate future; that Altair will not be able to file its Annual Report and Quarterly Reports within any existing or extended time period agreed to by Nasdaq and, as a result, will be delisted and that whether or not Altair is able to file the Annual Report or Quarterly Report within any period approved by Nasdaq, Altair will be delisted from Nasdaq due to the subjective concerns of Nasdaq regarding its financial strength, ability to comply with the Nasdaq rules on a prospective basis or other reasons. Other risks are identified in Altair's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Such forward-looking statements speak only as of the date of this release. Altair expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Altair expectations or results or any change in events.

For Additional Information:

Investors

Karen Werner

Kwerner@altairnano.com

775.858.3700